Lazard Ltd
Free Writing Prospectus	Filed pursuant to Rule 433
(To the Prospectus dated November 21, 2006	Registration Statement No. 333-138855
November 21, 2006

LAZARD EXECUTIVES SEE US BANKING GROWTH

NEW YORK (Reuters)—November 15, 2006—Lazard Ltd (LAZ.N: Quote, Profile, Research), one of the oldest names in investment banking worldwide, still has a lot of room for growth for its U.S. mergers advisory business, senior executives for the firm told Reuters Wednesday.

Independent firms advising on mergers and acquisitions have been gaining a bigger share of the market in recent years. And while Lazard is far bigger than the typical “boutique,” earning $150 million in the first nine months this year, it sees plenty of room for growth in market share and revenue.

“Unlike a lot of the other firms we compete against, we have the luxury of still having an enormous opportunity in the markets which are most familiar with us, particularly in the United States,” Kenneth Jacobs, chief executive of Lazard North America, said at the Reuters Investment Banking Summit.

“In the U.S. marketplace, we’re doing very well. The fact is, it’s such a huge market that I think there continues to be enormous opportunity for us here,” Jacobs said at the summit in Reuters New York offices.

In the first nine months this year, Lazard ranked eighth worldwide in advising on completed mergers and acquisitions, according to Thomson Financial, up from tenth in the same period last year. In the United States, it fell to ninth from seventh place.

Jacobs and Vice Chairman Gary Parr, a veteran dealmaker focused on financial services companies, told Reuters it will do more M&A business in part by hiring more bankers, though it will temper its expansion plans for now.

“We will continue to add talent, though in a bull market that is something we’re very disciplined about,” Jacobs said. By contrast, good bankers are easier to add in down markets.

“We did extremely well in the downturn, 2002 through 2004. We made tremendous headway,” Jacobs said. “I think, hopefully, that will happen again.”

Jacobs and Parr, both of whom formerly worked for the biggest Wall Street investment banks, said Lazard’s relatively small size serves to help attract bankers eager to work somewhere they can have an impact.

The 158-year-old firm spun off underwriting and trading activities ahead of its May 2005 initial public offering, becoming an M&A pure play just in time to catch a takeover wave that this year will break the all-time high set in 2000.

At the same time, boutique M&A advisers are busier then ever, as more companies worry that the biggest banks playing multiple roles as investor and adviser suffer from conflicts of interest.

Parr said Lazard, which doesn’t have these conflicts, is in demand among special committees weighing management buyout offers and for arranging more complex transactions.

“There is a segmentation of the marketplace. There is some amount of M&A business that is going to be bundled to financing and arguably has become more commodity-like,” Parr said.

These deals will continue to be dominated by big investment banks like Goldman Sachs Group (GS.N: Quote, Profile, Research), which can finance big buyouts.

Still, Jacobs observed Lazard advised Supervalu Inc. (SVU.N: Quote, Profile, Research), which teamed with buyout firms to acquire the far-bigger Albertsons earlier this year for $9.8 billion plus debt.

For information on this article, please refer to www.today.reuters.com.

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About Lazard Ltd

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 29 cities across 16 countries in North America, Europe, Asia, Australia and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, restructuring and capital raising, as well as asset management services to corporations, partnerships, institutions, governments, and individuals. For more information on Lazard, please visit www.lazard.com.

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•	a decline in general economic conditions or the global financial markets,

•	losses caused by financial or other problems experienced by third parties,

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•	a lack of liquidity, i.e., ready access to funds, for use in our businesses, and

•	competitive pressure.

These risks and uncertainties are not exhaustive. This press release may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this press release to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about the:

•	business’ possible or assumed future results of operations and operating cash flows,

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•	business’ competitive position,

•	potential growth opportunities available to our businesses,

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•	likelihood of success and impact of litigation,

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•	effects of competition on our business, and

•	impact of future legislation and regulation on our business.

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Lazard Ltd has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Lazard Ltd will arrange to send you the prospectus if you request it by calling (212) 902-1171.